EX-11

                      SYRATECH CORPORATION AND SUBSIDIARIES
             COMPUTATION OF NET INCOME PER COMMON SHARE (unaudited)
                      (in thousands, except per share data)



                                                                        Three Months Ended         Nine Months Ended
                                                                           September 30,             September 30,
                                                                       ----------------------     ---------------------
                                                                         1997         1996          1997         1996
                                                                         ----         ----          ----         ----
WEIGHTED AVERAGE COMMON AND COMMON
   EQUIVALENT SHARES OUTSTANDING:
Common stock ......................................................      3,784         8,676         5,693       8,676
Common equivalent shares resulting from stock options
   (treasury stock method) ........................................                       94                       105
                                                                       --------     ---------     ---------    --------
          Subtotal ................................................      3,784         8,770         5,693       8,781
                                                                       ========     =========     =========    ========

    Net income/(loss) applicable to common stockholders ...........    $ 1,934      $ 10,006      $ (4,050)    $18,719
                                                                       ========     =========     =========    ========

Net income/(loss)  per common share ...............................    $  0.51      $   1.14      $  (0.71)    $  2.13
                                                                       ========     =========     =========    ========
